As filed with the Securities and Exchange Commission on
July 2, 2014

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ConnectOne Bancorp, Inc.

(Exact name of registrant as specified in its charter)

NEW JERSEY

(State or other jurisdiction of incorporation or organization)

52-1273725

(I.R.S. Employer Identification No.)

301 Sylvan Avenue

Englewood Cliffs, NJ 07632

(Address of principal executive offices)

North Jersey Community Bank 2005 STOCK OPTION PLAN - A
North Jersey Community Bank 2005 STOCK OPTION PLAN – B
NORTH JERSEY COMMUNITY BANK 2006 EQUITY COMPENSATION PLAN
NORTH JERSEY COMMUNITY BANK 2008 EQUITY COMPENSATION PLAN
NORTH JERSEY COMMUNITY BANCORP, INC. 2009 EQUITY COMPENSATION PLAN
2012 Equity CompenSation Plan

(Full title of the plans)

Frank Sorrentino III
ConnectOne Bancorp, Inc.
301 Sylvan Avenue
Englewood Cliffs, NJ 07632

(Name and address of agent for service)

(201) 816-8900

(Telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share and interests of participation in the Plan	1,480,783 (1)	$19.06	$28,216,324	$3,634.26

(1) Maximum number of shares authorized for issuance pursuant to the Registrant’s 2005 Stock Option Plan – A, 2005 Stock Option Plan – B, 2006 Equity Compensation Plan, 2008 Equity Compensation Plan, 2009 Equity Compensation Plan and 2012 Equity Compensation Plan (collectively, the “Plan”). This Registration Statement also relates to such indeterminate number of additional shares of common stock of the Registrant as may be issuable as a result of stock splits, stock dividends or similar transactions, as described in the Plan.

(2) Estimated solely for the purpose of calculating the registration fee and based upon the average of the high and low prices reported for the Registrant’s stock as of June 26, 2014 in accordance with Rule 457(h)(1).

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold to prevent dilution resulting from certain capital changes affecting the Registrant.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Securities and Exchange Commission (the “SEC”). Reports, proxy statements and other information concerning the Company filed with the SEC may be inspected and copies may be obtained (at prescribed rates) at the SEC’s Public Reference Section 100 F Street, N.E., Room 1580 Washington, DC 20549. The Commission also maintains a Website that contains copies of such material. The address of the Commission’s Website is http://www.sec.gov.

The following documents filed with the SEC are hereby incorporated by reference into this Registration Statement:

(a)	the Registrant’s annual report on Form 10-K for the year ended December 31, 2013 filed under the Securities Exchange Act of 1934 on March 5, 2014, as amended on Form 10-K/A on April 14, 2014 and April 29, 2014, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)	the Registrant’s quarterly report for the period ended March 31, 2014 on Form 10-Q filed with the SEC on May 12, 2014; and

(c)	the Registrant’s current reports on Form 8-K filed with the SEC filed on January 21, 2014, on February 24, 2014, April 25, 2014, April 30, 2014, May 1, 2014, May 27, 2014, May 29, 2014 June 2, 2014, June 20, 2014, June 24, 2014, July 1, 2014 and July 2, 2014; and

(e)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-11486) filed with the Commission on June 5, 1996 under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All filings incorporated by reference above prior to the completion of the merger referenced in the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2014 were made pursuant to the Company’s former name, “Center Bancorp, Inc.”

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 12, 13(a), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation or enterprise), against reasonable costs (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (3) of Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys’ fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) incurred by him in connection therewith.

Subsection (5) of Section 3-5 provides that a corporation may indemnify a corporate agent in a specific case if it is determined that indemnification is proper because the corporate agent met the applicable standard of conduct, and such determination is made by any of the following: (a) the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (b) independent legal counsel, if there is no quorum of disinterested directors or if the disinterested directors empowers counsel to make the determination; or (c) the shareholders.

Subsection (8) of Section 3-5 provides that the indemnification provisions in the law shall not exclude any other rights to indemnification that a director or officer may be entitled to under a provision of the certificate of incorporation, a by-law, an agreement, a vote of shareholders, or otherwise. That subsection explicitly permits indemnification for liabilities and expenses incurred in proceedings brought by or in the right of the corporation (derivative proceedings). The only limit on indemnification of directors and officers imposed by that subsection is that a corporation may not indemnify a director or officer if a judgment has established that the director’s or officer’s acts or omissions were a breach of his or her duty of loyalty, not in good faith, involved a knowing violation of the law, or resulted in receipt of an improper personal benefit.

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Subsection (9) of Section 3-5 provides that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any expenses or liabilities incurred in any proceeding by reason of that person being or having been a director or officer, whether or not the corporation would have the power to indemnify that person against expenses and liabilities under other provisions of the law.

The Registrant’s Restated Certificate of Incorporation contains the following provision regarding indemnification:

“Every person who is or was a director, officer, employee or agent of the corporation, or of any corporation which he served as such at the request of the corporation, shall be indemnified by the corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the corporation, or of such other corporation, whether or not he is a director, officer, employee or agent of the corporation or such other corporation at the time that the expenses or liabilities are incurred.”

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit
Number	Description of Exhibit

4.1	North Jersey Community Bank 2005 Stock Option Plan – A
4.2	North Jersey Community Bank 2005 Stock Option Plan – B
4.3	North Jersey Community Bank 2006 Equity Compensation Plan
4.4	North Jersey Community Bank 2008 Equity Compensation Plan
4.5	North Jersey Community Bancorp, Inc. 2009 Equity Compensation Plan
4.6	2012 Equity Compensation Plan
5	Opinion of Windels Marx Lane & Mittendorf, LLP
23(a)	Consent of BDO USA, LLP, independent registered accounting firm for the Registrant (formerly known as Center Bancorp, Inc.) for all periods incorporated by reference herein after July 8, 2013
23(b)	Consent of Parente Beard LLP, independent registered accounting firm for the Registrant (formerly known as Center Bancorp, Inc.) for all periods incorporated by reference herein prior to July 8, 2013
23(c)	Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)

Item 9.	Undertakings.

The registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the

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foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply because this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference to the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Englewood Cliffs, State of New Jersey, on the 2nd day of July, 2014. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

ConnectOne Bancorp, Inc.

Signature & Title	Date
/s/ Frank Sorrentino III
Frank Sorrentino III Chairman & Chief Executive Officer (Principal Executive Officer)	July 2, 2014

/s/ William S. Burns
William S. Burns Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)	July 2, 2014

/s/ Frank Baier
Frank Baier Director	July 2, 2014

/s/ Stephen Boswell
Stephen Boswell Director	July 2, 2014

/s/ Frederick Fish
Frederick Fish Director	July 2, 2014

/s/ Frank Huttle III
Frank Huttle III Director	July 2, 2014

/s/ Michael Kempner
Michael Kempner Director	July 2, 2014

/s/ Howard Kent
Howard Kent Director	July 2, 2014

/s/ Nicholas Minoia
Nicholas Minoia Director	July 2, 2014
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/s/ Joseph Parisi Jr.
Joseph Parisi Jr. Director	July 2, 2014

/s/ Harold Schechter
Harold Schecter Director	July 2, 2014

/s/ William Thompson
William Thompson Director	July 2, 2014

/s/ Raymond Vanaria
/s/ Raymond Vanaria Director	July 2, 2014

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EXHIBIT INDEX TO REGISTRATION

STATEMENT ON FORM S-8

OF CONNECTONE BANCORP. INC.

Exhibit Number	Description of Exhibit

4.1	North Jersey Community Bank 2005 Stock Option Plan – A
4.2	North Jersey Community Bank 2005 Stock Option Plan – B
4.3	North Jersey Community Bank 2006 Equity Compensation Plan
4.4	North Jersey Community Bank 2008 Equity Compensation Plan
4.5	North Jersey Community Bancorp, Inc. 2009 Equity Compensation Plan
4.6	2012 Equity Compensation Plan

5	Opinion of Windels Marx Lane & Mittendorf, LLP

23(a)	Consent of BDO USA, LLP, independent registered accounting firm for the Registrant (formerly known as Center Bancorp, Inc.) for all periods incorporated by reference herein after July 8, 2013
23(b)	Consent of Parente Beard LLP, independent registered accounting firm for the Registrant (formerly known as Center Bancorp, Inc.) for all periods incorporated by reference herein prior to July 8, 2013
23(c)	Consent of Windels Marx Lane & Mittendorf, LLP (included in the Opinion filed as Exhibit 5 hereto)
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